Capital World Growth and Income Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

May 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$549,455
Class B	$14,241
Class C	$37,819
Class F1	$39,719
Class F2	$18,932
Total	$660,166
Class 529-A	$24,395
Class 529-B	$991
Class 529-C	$4,218
Class 529-E	$958
Class 529-F1	$868
Class R-1	$2,375
Class R-2	$9,507
Class R-3	$23,413
Class R-4	$24,019
Class R-5	$17,406
Class R-6	$25,189
Total	$133,339

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4000
Class B	$0.2666
Class C	$0.2681
Class F1	$0.4026
Class F2	$0.4444
Class 529-A	$0.3908
Class 529-B	$0.2507
Class 529-C	$0.2595
Class 529-E	$0.3499
Class 529-F1	$0.4261
Class R-1	$0.2789
Class R-2	$0.2764
Class R-3	$0.3535
Class R-4	$0.4030
Class R-5	$0.4533
Class R-6	$0.4618

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,323,519
Class B	46,355
Class C	131,191
Class F1	104,625
Class F2	42,507
Total	1,648,197
Class 529-A	63,047
Class 529-B	3,584
Class 529-C	16,294
Class 529-E	2,736
Class 529-F1	2,092
Class R-1	8,346
Class R-2	33,195
Class R-3	65,287
Class R-4	58,514
Class R-5	38,488
Class R-6	58,143
Total	349,726

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.54
Class B	$32.34
Class C	$32.20
Class F1	$32.49
Class F2	$32.54
Class 529-A	$32.46
Class 529-B	$32.34
Class 529-C	$32.31
Class 529-E	$32.41
Class 529-F1	$32.48
Class R-1	$32.26
Class R-2	$32.19
Class R-3	$32.35
Class R-4	$32.48
Class R-5	$32.56
Class R-6	$32.56